Exhibit 99.1

Howard Bancorp, Inc. Reports a Continuation of Sizable Increases in Assets, Earnings and Equity for 2014

ELLICOTT CITY, Md.--(BUSINESS WIRE)--January 20, 2015--Howard Bancorp, Inc. (NASDAQ: HBMD), the parent company of Howard Bank, today reported its financial results for the fiscal year ending December 31, 2014 with the following highlights:

  Recorded asset growth of $191.5 million or 38% during 2014. Total assets increased from $499.9 million at the end of 2013 to $691.4 million at December 31, 2014.
  Earnings per share (EPS) for the year were $2.50 compared to $0.44 for 2013, an increase of $2.06 or nearly 500%. For the fourth quarter of 2014, earnings per share were $2.21, which represents an increase in excess of 1,600% over EPS of $.13 for the fourth quarter of 2013.
  Contributing to the increase in assets and EPS was the acquisition of assets and deposits of a failed institution from the FDIC with branch locations in Harford and Cecil Counties in Maryland and Lancaster County in Pennsylvania, which added $137.2 million in assets and generated a bargain purchase gain of $16.1 million before tax in the fourth quarter of 2014 and expanded our geographic reach.
  As a result of the large increase in EPS for 2014, book value per share (BV) and tangible book value per share (TBV) increased to $11.36 and $11.02, respectively, at December 31, 2014. This compares to BV of $8.80 and TBV of $8.72 at the end of 2013, an increase of 29% and 26%, respectively.
  Completed a branch acquisition in August with the purchase of a branch in Havre de Grace, Maryland. At December 31, 2014 there were $14.2 million in loans and $15.0 million in deposits resulting from this purchase.
  Executed a lease for another branch office to be located in Columbia, Maryland, for which we anticipate an opening in 2016.
  Began full operations of our new mortgage banking division and generated over $300 million in mortgage loans for resale into the secondary market.

For the year ended December 31, 2014, the Company reported net income of $10.41 million compared to net income of $1.96 million in 2013, an increase of $8.4 million or over 400%. Net interest income was $21.0 million for 2014, which represented an increase of $5.1 million or 33% compared to 2013, and was driven by our continued organic and acquired balance sheet growth. Partially offsetting the increase in net interest income, the provision for loan losses in 2014 of $3.3 million was $2.3 million higher than the 2013 provision of $950 thousand and was largely associated with one credit reported in the third quarter of 2014. Noninterest income dramatically increased, to $23.3 million during 2014 compared to $1.3 million for 2013. The single largest contributor to this increase was the bargain purchase gain of $16.1 million recorded related to the acquisition of the failed bank from the FDIC during the fourth quarter. Noninterest income was also favorably impacted by our mortgage banking activities, which contributed $5.7 million in noninterest revenues during the year. Total noninterest expenses for 2014 of $23.7 million increased by $10.5 million or 79% over total noninterest expenses of $13.2 million in 2013. Compensation expenses, which accounted for more than half of the total increase in noninterest expenses, grew by $6.0 million or 82% for 2014 compared to 2013 due to increases in staffing from our organic expansion, operating a fully staffed mortgage banking platform, as well as the additional staff introduced via acquisitions during 2014. As would be expected given our balance sheet growth and increases in staffing, we have also increased the number of locations that we utilize, and have experienced a sizable increase in our occupancy costs. Total occupancy costs increased by nearly $870 thousand or 55% to $2.5 million for the full year of 2014. With our much larger markets and product suite, we also increased our advertising and business development expenditures to support our entrée into the new markets and saw increased professional fees associated with our successful initiatives to supplement organic growth with acquired growth.

Although historically our asset quality has been strong compared to our peers, it continues to be a priority for management and the board of directors. As a result, our asset quality improved during 2014. One of the Bank’s primary measures of asset quality is the ratio of non-accrual loans and other real estate owned as a percentage of total assets. This asset quality measure dropped from 1.11% at the end of 2013 to 0.97% at the end of 2014. For 2014, this measure included loans acquired and retained in the FDIC transaction.

As mentioned above, 2014 represented a year of continued balance sheet growth with December 31, 2014 total assets of $691 million, total loans of $553 million, and total deposits of $554 million, representing growth of 38%, 37%, and 42%, respectively, over the 2013 year end balances. Excluding the $98.6 million in loans and $151.9 million in deposits acquired in two transactions during 2014, continued organic growth resulted in growth in assets, loans and deposits of 8%, 12%, and 3%, respectively. Total organic deposits were only up 3% for the year because the company utilized acquired deposits to reduce non-core funding previously maintained at the bank via a reduction in certificates of deposit (CDs). Excluding this intentional CD runoff, all other categories of deposits increased organically by 20% with organic demand deposit growth of 24% for 2014.

At December 31, 2014 Howard Bancorp, Inc. had total capital of $59.6 million, representing an increase of $11.0 million or 23% over total capital of $48.6 million at December 31, 2013. The capital growth represents retention of the previous four quarters of earnings as well as increased capital from the 2014 exercise of stock warrants issued in 2004. Howard Bank’s capital levels continue to be well in excess of the definition of well-capitalized under all regulatory capital guidelines.

For the fourth quarter of 2014, Howard Bancorp recorded EPS of $2.21 compared to EPS of $0.13 for the fourth quarter of 2013. Fourth quarter 2014 net interest income was $2.2 million or 49% higher than the same quarter in 2013, and noninterest income grew from $363 thousand in the last quarter of 2013 to $18.4 million in the same period in 2014. The $18.4 million included a pretax gain of nearly $16.1 million on the FDIC assisted transaction, partially offset by nearly $300 thousand in losses on the disposition of the acquired investment portfolio. Partially offsetting these sizable increases in revenues were a $400 thousand increase in the provision expense, as well as increases in noninterest expenses of $5.2 million for the fourth quarter of 2014 versus 2013. This $5.2 million increase in noninterest expenses included approximately $1.6 million in acquisition related and other costs which are non-recurring expenses.

Chairman and CEO Mary Ann Scully stated, “The last twelve months have represented a watershed period in the short history of Howard Bancorp. Organic growth remained strong in loans and transaction deposits especially demand deposit growth that represents a core funding source and a critical relationship driver. This kind of organic growth in a period of sluggish economic growth and simultaneous revenue diversification and asset acquisitions proves the sustainability of our commercial banking revenue model. The ability to grow our noninterest income was transformational as well. We saw strong recurring gains and related profits associated with the mortgage banking operation. We also magnified capital resources, scale and relevance with the non-recurring gains associated with the fair market value purchase gain related to the acquisition of assets, client relationships and staff in markets that both overlap newer markets in Harford County and extend our footprint into a contiguous geography in Cecil County. Our shareholders have reaped the benefits of tangible book value and EPS growth while our customer base throughout the footprint benefits from the broader product reach. Our employee base, which has grown from 75 employees in February 2013 to 220 in December 2014, is still largely front facing and we are grateful to each of them for living the Howard Bank brand at this exciting and rewarding time. We have consistently promised to increase shareholder value through organic and acquired growth and to do so in a sustainable fashion to benefit all of our stakeholders so we are perhaps most satisfied to have once again delivered upon our promise.”

The statement in this press release regarding the anticipated opening of our new Columbia, Maryland branch is forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases. The Company intends that such forward-looking statement be subject to the safe harbors created thereby. Such forward-looking statement is based on current expectations regarding important risk factors, including but not limited to real estate values, local and national economic conditions, and the impact of interest rates on financing. Accordingly, actual results may differ from those expressed in the forward-looking statement, and the making of such statement should not be regarded as a representation by the Company or any other person that results expressed therein will be achieved. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Additional information is available at www.howardbank.com.

SUMMARY FINANCIAL HIGHLIGHTS

	Twelve Months Ended		Three Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13
(In thousands except per share data)
Operation Statement Data:
Interest income	23,360	17,711	7,206	4,906
Interest expense	2,402	1,901	671	520
Net interest income	$20,958	$15,810	$6,535	$4,386
Provision for loan losses	3,255	950	685	284
Noninterest income	23,255	1,324	18,399	362
Noninterest expense	23,694	13,239	8,891	3,732
Pretax income	17,264	2,945	15,358	733
Total income tax provision	6,853	984	6,185	176
Net income	10,412	1,961	9,173	557

Preferred dividends	(126)	(165)	(32)	(31)

Net income avail to common shares	$10,286	$1,796	$9,141	$526

Per share data and shares outstanding:
Net inc avail to com stock per share	$2.50	$0.44	$2.21	$0.13
Book value per common share	$11.36	$8.80	$11.36	$8.80
Tangible book value per common share	$11.02	$8.72	$11.02	$8.72
Average common shares outstanding	4,109,335	4,077,613	4,140,472	4,091,090
Shares outstanding at period end	4,145,547	4,095,650	4,145,547	4,095,650

Financial Condition data:
Total assets	$691,416	$499,918	$691,416	$499,918
Loans receivable	552,917	403,875	$552,917	403,875
Allowance for credit losses	(3,602)	(2,506)	$(3,602)	(2,506)
Other interest-earning assets	99,262	63,779	$99,262	63,779
Total deposits	554,039	388,949	$554,039	388,949
Borrowings	67,628	61,658	$67,628	61,658
Total shareholders’ equity	59,643	48,624	$59,643	48,624
Common equity	47,081	36,062	$47,081	36,062

Average assets	557,602	428,961	678,248	485,775
Average stockholders’ equity	50,201	47,717	53,001	48,360
Average common stockholders’ equity	37,639	35,155	40,439	35,798
Average equity to average assets	9.00%	11.12%	7.81%	9.96%

Selected performance ratios:
Return on average assets	1.87%	0.46%	5.37%	0.45%
Return on average common equity	27.66%	5.58%	90.00%	6.17%
Net interest income to average assets	3.76%	3.69%	3.82%	3.58%
Non interest income to average assets	4.17%	0.31%	10.76%	0.30%
Non interest expense to average assets	4.25%	3.09%	5.20%	3.05%
Efficiency ratio	53.59%	77.27%	35.66%	78.58%

Asset quality ratios:
($ in thousands)
Non-accrual loans	$4,268	$3,180	$4,268	$3,180
OREO	2,472	2,377	2,472	2,377
Non-accrual loans to gross loans	0.77%	0.79%	0.77%	0.79%
Allowance for loan losses to loans	0.65%	0.62%	0.65%	0.62%
Allowance to non-accrual loans	84.41%	78.81%	84.41%	78.81%
Nonperforming assets to loans and OREO	1.21%	1.37%	1.21%	1.37%
Nonperforming assets to total assets	0.97%	1.11%	0.97%	1.11%

CONTACT:
Howard Bancorp, Inc.
George C. Coffman
Chief Financial Officer
410-750-0020